Exhibit 99

                 Dillard's, Inc. Reports November Sales Results

     LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dec. 1, 2005--Dillard's, Inc. (NYSE:
DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended November 26, 2005 were $561,023,000 compared to sales for the four weeks ended November 27, 2004 of $558,259,000. Sales were unchanged on a percentage basis in total stores. Sales in comparable stores increased 1% for the four-week period.
     Sales for the 43 weeks ended November 26, 2005 were $5,781,843,000 compared to sales for the 43 weeks ended November 27, 2004 of $5,782,931,000. Sales were unchanged on a percentage basis in both total and comparable stores for the 43-week period.
     During the four weeks ended November 26, 2005, sales were above the average Company trend in the Western and Eastern regions. Sales were below trend in the Central region.
     During the four weeks ended November 26, 2005, sales of shoes significantly exceeded the Company's average sales performance for the period. Sales of children's apparel and furniture were significantly below trend.
     Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers.
     The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


     CONTACT: Dillard's, Inc.
              Julie J. Bull, 501-376-5965